Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502

March 25, 2025

Independent Bank Corp.

2036 Washington Street

Hanover, Massachusetts 02339

Ladies and Gentlemen:

We have acted as counsel to Independent Bank Corp., a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 principal amount of 7.25% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”).

We have examined the Registration Statement, the Underwriting Agreement, dated March 20, 2025 (the “Underwriting Agreement”), among the Company, Rockland Trust Company, a Massachusetts trust company, and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes issued by the Company, the Base Indenture, dated as of March 25, 2025 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of March 25, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

BEIJING  BOSTON  BRUSSELS  HONG KONG  HOUSTON  LONDON  LOS ANGELES  PALO ALTO  SÃO PAULO  TOKYO  WASHINGTON, D.C.

Keefe, Bruyette & Woods, Inc. Piper Sandler & Co.	-2-	March 25, 2025

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.11 of the Base Indenture relating to the separability of provisions of the Base Indenture.

Keefe, Bruyette & Woods, Inc. Piper Sandler & Co.	-3-	March 25, 2025

In connection with Section 1.13 of the Base Indenture whereby the parties submit to the jurisdiction of any United States court sitting in the Borough of Manhattan, The City of New York, New York, United States of America, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 1.13 of the Base Indenture, which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Massachusetts Business Corporation Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company in respect of the offering of the Notes and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP